Exhibit 99.1
May 13, 2026
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Reports
Fourth Quarter and Fiscal Year 2026 Results
ROSEVILLE, Minn., May 13, 2026 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year ended March 29, 2026.
Fourth Quarter Fiscal Year 2026 Highlights:
•Record fourth quarter sales of $265.9 million, an 8% increase over the same quarter of the prior year, led by Water Treatment segment sales growth of 16% over the same quarter in the prior year. All segments grew revenue in the fourth quarter 2026.
•Record fourth quarter gross profit of $54.2 million, a 4% increase over the same quarter of the prior year.
•Fourth quarter diluted earnings per share (EPS) of $0.74, a decrease of $0.04, or 5%, due primarily to an approximately $4.4 million increase in amortization, interest expense, and fair value accretion related to the earnout liability from the six acquisitions completed in fiscal 2026, including the largest, WaterSurplus, which closed in the first quarter of fiscal 2026. Assuming the acquisition of WaterSurplus had occurred at the beginning of the prior fiscal year, pro forma EPS would have been 9% higher than the comparable prior year.
•Fourth quarter operating cash flow of $37.7 million, an increase of $6.9 million, or 22% over the same quarter in the prior year.
Full-Year Fiscal Year 2026 Highlights:
•Sales of approximately $1.1 billion, an increase of $109.3 million, or 11% from fiscal 2025.
•Gross profit of $245.1 million, an increase of $19.5 million, or 9% from fiscal 2025.
•Operating cash flow of $144.3 million, an increase of $33.2 million, or 30% from fiscal 2025.
•Diluted earnings per share (EPS) of $3.91, a decrease of $0.12, or 3%, from fiscal 2025, due primarily to an approximately $16.5 million increase in amortization, interest expense, and fair value accretion related to the earnout liability from the six acquisitions completed in fiscal 2026, including WaterSurplus. Assuming the acquisition of WaterSurplus had occurred at the beginning of the prior fiscal year, pro forma EPS would have increased by $0.32, or 9%, over the prior fiscal year.
•Net income was $81.5 million, while Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (Adjusted EBITDA), a non-GAAP measure, was $179.0 million, an increase of 6% over the prior fiscal year.
•Continued our acquisitions strategy and closed on six transactions during the fiscal year, mainly focused on accelerating growth in the Water Treatment segment.
•Paid cash dividends of $0.75 per share for the year, an increase of 7% over the prior year, marking our 41st consecutive year of paying a dividend.
Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:
“Fiscal 2026 was another milestone year for our company, as we crossed $1 billion in revenue, for the first time in our history. My thanks to every person connected to our great company for helping us accomplish this goal. This achievement resulted in a number of records for the year; including sales, gross margin, operating income, and adjusted EBITDA. Our focus has long been to deliver sustained growth over time, and we have continued to execute on that with pro forma EPS growth for the eighth consecutive year."

Mr. Hawkins continued, "Our disciplined M&A strategy remained a core competency for us and has again contributed to growth of Water Treatment, our largest reporting segment, which now represents 50% of our total company revenue and 56% of the total company operating income. We have completed 17 acquisitions over the last five years, most of which have helped to drive accelerated growth in our Water Treatment segment and we expect future acquisitions to continue to be focused on Water Treatment. With our latest deals, we now have a full product portfolio for our Water Treatment customers, including chemicals, media and filtration products, and equipment."
Mr. Hawkins continued, “Our Water Treatment segment achieved sales growth of 22% for the year, through sales from our acquired companies as well as organic growth. Sales in our Food and Health Sciences segment were relatively flat, mainly due to softness in the food and nutrition end markets, and our Industrial Solutions segment was up 6% for the year."
Mr. Hawkins concluded, “Looking ahead to fiscal 2027, we are well positioned to grow revenue and operating income in each of our business segments and expect EPS to grow as well. We expect our balance sheet to remain strong, and with the diversity of our businesses and the overall strength of our company, we believe we will continue to generate strong operating cash flow. This will allow us to fund future growth investments and continue to pay down our debt during fiscal year 2027 as we expect to achieve a leverage ratio of approximately 1x adjusted EBITDA by the end of fiscal year 2027.”
Fourth Quarter and Fiscal Year Financial Highlights:
NET INCOME
For the fourth quarter of fiscal 2026, the company reported net income of $15.5 million, or $0.74 per diluted share, compared to net income for the fourth quarter of fiscal 2025 of $16.3 million, or $0.78 per diluted share.
For the full year, the Company reported record net income of $81.5 million, or $3.91 per diluted share, compared to net income for fiscal 2025 of $84.3 million, or $4.03 per diluted share.
REVENUE
For the fourth quarter of fiscal 2026, sales were $265.9 million, an increase of $20.6 million, or 8%, from sales of $245.3 million a year ago. Each of our segments contributed to the year-over-year growth, with our Water Treatment segment leading the way with 16% growth. Water Treatment segment sales increased $17.3 million, or 16%, to $122.3 million for the fourth quarter, as compared to $105.0 million for the same period a year ago. Sales increased primarily as a result of $13.1 million of added sales from acquired businesses as well as increased sales volumes in our legacy business. Food and Health Sciences segment sales increased $0.3 million, or less than 1%, to $88.6 million for the fourth quarter, as compared to $88.3 million for the same period a year ago. Sales increased slightly with increased volumes of our Agricultural products, mostly offset by lower selling prices. Industrial Solutions segment sales increased $3.0 million, or 6%, to $55.0 million for the fourth quarter, as compared to $52.0 million for the same period a year ago. Sales increased primarily as a result of increased sales of certain of our manufactured, blended and repackaged products.
For fiscal 2026, sales were $1,083.7 million, an increase of $109.3 million, or 11%, from sales of $974.4 million a year ago. Water Treatment segment sales were $543.3 million for the year, an increase of 22% over last year’s sales of $446.5 million; of the $96.8 million increase, $83.3 million was from our acquired businesses in fiscal 2026. Sales for our Food and Health Sciences segment were $320.7 million in fiscal 2026, a decrease of 1%, from fiscal 2025 sales of $322.6 million. Industrial Solutions segment sales were $219.7 million, an increase of 7% from fiscal 2025 sales of $205.4 million.
GROSS PROFIT
Gross profit for fiscal 2026 increased $19.5 million, or 9%, to $245.1 million, or 23% of sales, from $225.5 million, or 23% of sales, for fiscal 2025. During fiscal 2026, the LIFO reserve increased, and gross profits decreased, by $1.5 million, of which $0.8 million occurred in the fourth quarter, primarily due to rising material costs. During fiscal 2025, the LIFO reserve decreased, and gross profit increased, by $1.6 million, most of which occurred in the fourth quarter. Gross profit increased due to increased sales, partially offset by the unfavorable year-over-year impact of the increased LIFO reserve.
Gross profit for the Water Treatment segment increased $23.2 million, or 19%, to $145.0 million, or 27% of sales, for fiscal 2026, from $121.8 million, or 27% of sales, for fiscal 2025. Gross profit increased as a result of the increased sales.
Gross profit for our Food and Health Sciences segment decreased $4.6 million, or 6%, to $67.3 million, or 21% of sales, for fiscal 2026, from $71.9 million, or 22% of sales, for fiscal 2025. Gross profit decreased as a result of lower selling prices as a result of competitive pricing pressures.
Gross profit for the Industrial Solutions segment increased $1.0 million, or 3%, to $32.8 million, or 15% of sales, for fiscal 2026, from $31.8 million, or 15% of sales, for fiscal 2025. Gross profit increased as a result of the increase in sales.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

SG&A expenses increased $17.4 million, or 16%, to $123.8 million, or 11% of sales, for fiscal 2026, from $106.4 million, or 11% of sales, for fiscal 2025. Expenses increased largely due to $19.3 million in added costs from the acquired business in our Water Treatment segment, including amortization of intangibles of $8.9 million, fair value accretion on the WaterSurplus earnout liability of $1.9 million, as well as increased variable costs. This was partially offset by a reduction of $8.1 million to the Water Solutions earnout.
ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended March 29, 2026, was $37.2 million, an increase of $0.2 million, or 1%, from adjusted EBITDA of $37.0 million for the same period in the prior year. Full-year adjusted EBITDA was $179.0 million, an increase of $10.2 million, or 6%, from adjusted EBITDA of $168.9 million for fiscal 2025. The increase was due to the impact of improved gross profits discussed above.
INCOME TAXES
Our effective tax rate was approximately 25% for fiscal 2026 and 26% for fiscal 2025. The current year decrease in the effective tax rate was primarily driven by favorable tax provision adjustments recorded. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. For fiscal 2027, we expect the income tax rate to be between 25% to 27%.
BALANCE SHEET
Our operating cash flow of $144.3 million and net debt borrowings during the fiscal year of $95.0 million were primarily used to grow the company, fund acquisitions, and provide shareholder return. This included funding $167.1 million in acquisition spending for acquisitions of WaterSurplus, Inc. and five additional smaller tuck-in acquisitions, capital spending of $58.2 million, and dividend payments of $15.7 million. Our total debt outstanding at the end of fiscal 2026 was $244.0 million and our leverage ratio was 1.37x our trailing twelve-month pro forma adjusted EBITDA, as compared to 0.86x at the end of fiscal 2025.
About Hawkins, Inc.
Hawkins, Inc. was founded in 1938 and is a leading water treatment and specialty ingredients company that formulates, manufactures, distributes and blends products for its Water Treatment, Food & Health Sciences and Industrial Solutions customers. Headquartered in Roseville, Minnesota, the Company has 66 facilities in 28 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated approximately $1.1 billion of revenue in fiscal 2026 and has approximately 1,200 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.
Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA and return on equity. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants, non-recurring items of income or expense, and non-cash earnout related expense. The non-cash earnout related expense adjustment is a new adjustment which was made to better reflect results from operations.

Adjusted EBITDA	Three Months Ended		Fiscal Year Ended
(In thousands)	March 29, 2026	March 30, 2025	March 29, 2026	March 30, 2025
Net income (GAAP)	$15,463	$16,327	$81,548	$84,345
Interest expense, net	2,972	1,526	13,507	5,432
Income tax expense	4,461	6,095	27,792	30,038
Amortization of intangibles	5,494	3,553	21,292	12,764
Depreciation expense	8,085	7,027	31,250	27,184
Non-cash compensation expense	2,135	1,476	8,573	6,498
Non-recurring acquisition expense	18	649	1,239	1,229
Non-cash earnout related expense	$(1,410)	$342	$(6,177)	$1,375
Adjusted EBITDA	$37,218	$36,995	$179,024	$168,865

Beginning with the Q4 and fiscal 2026 earnings release, we are including a return on equity. We define return on equity as net income divided by average shareholders' equity.

Return on Equity
($ in thousands)	Fiscal Year Ended March 29, 2026
Net income (GAAP)	$81,548

Shareholders' equity at beginning of period	$460,292
Shareholders' equity at end of period	534,009
Average shareholders' equity	$497,151

Return on equity	16.4%

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	March 29, 2026	March 30, 2025	March 29, 2026	March 30, 2025
	(unaudited)
Sales	$265,910	$245,318	$1,083,696	$974,431
Cost of sales	(211,673)	(193,081)	(838,641)	(748,893)
Gross profit	54,237	52,237	245,055	225,538
Selling, general and administrative expenses	(30,773)	(27,662)	(123,762)	(106,364)
Operating income	23,464	24,575	121,293	119,174
Interest expense, net	(2,972)	(1,526)	(13,507)	(5,432)
Other income (expense)	(568)	(627)	1,554	641
Income before income taxes	19,924	22,422	109,340	114,383
Income tax expense	(4,461)	(6,095)	(27,792)	(30,038)
Net income	$15,463	$16,327	$81,548	$84,345

Weighted average number of shares outstanding-basic	20,751,747	20,728,528	20,736,815	20,803,872
Weighted average number of shares outstanding-diluted	20,870,810	20,848,118	20,861,860	20,936,502

Basic earnings per share	$0.75	$0.79	$3.93	$4.05
Diluted earnings per share	$0.74	$0.78	$3.91	$4.03

HAWKINS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per-share data)

	March 29, 2026	March 30, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,914	$5,103
Trade accounts receivables, net	139,796	131,795
Inventories	78,199	83,512
Income taxes receivable	891	2,864
Prepaid expenses and other current assets	8,665	7,417
Total current assets	231,465	230,691
PROPERTY, PLANT, AND EQUIPMENT:
Land	21,223	18,679
Buildings and improvements	193,210	163,913
Machinery and equipment	175,495	150,981
Transportation equipment	89,220	78,064
Office furniture and equipment	10,514	9,316
	489,662	420,953
Less accumulated depreciation	223,406	195,667
Net property, plant, and equipment	266,256	225,286
OTHER ASSETS:
Right-of-use assets	16,840	13,449
Goodwill	223,042	135,409
Intangible assets, net	232,887	150,121
Deferred compensation plan assets	12,812	11,185
Other assets	2,988	3,907
Total other assets	488,569	314,071
Total assets	$986,290	$770,048
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$59,835	$61,195
Accrued payroll and employee benefits	20,092	19,659
Short-term lease liabilities	3,000	2,900
Contract liability	1,580	—
Accrued real estate taxes	1,224	1,030
Current portion of deferred compensation liability	1,334	538
Container deposits	1,383	1,914
Current portion of earnout liability	4,529	—
Environmental remediation	7,700	7,700
Other current liabilities	4,167	2,286
Total current liabilities	104,844	97,222

	March 29, 2026	March 30, 2025
LONG-TERM LIABILITIES:
Long-term debt	244,000	149,000
Long-term lease liabilities	14,457	10,920
Pension withdrawal liability	2,763	3,155
Deferred income taxes	25,110	22,356
Deferred compensation liability	14,850	13,132
Earnout liability	44,898	12,604
Other long-term liabilities	1,359	1,367
Total long-term liabilities	347,437	212,534
Total liabilities	452,281	309,756
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common shares; authorized: 60,000,000 shares of $0.01 par value; 20,752,138 and 20,684,621 shares issued and outstanding for 2026 and 2025, respectively	208	207
Additional paid-in capital	32,678	24,094
Retained earnings	500,142	434,259
Accumulated other comprehensive income	981	1,732
Total shareholders’ equity	534,009	460,292
Total liabilities and shareholders’ equity	$986,290	$770,048

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Fiscal Year Ended
	March 29, 2026	March 30, 2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$81,548	$84,345
Reconciliation to cash flows:
Depreciation and amortization	52,542	39,948
Change in fair value of earnout liability	(6,177)	1,369
Operating leases	3,982	3,475
Gain on deferred compensation assets	(1,554)	(641)
Deferred income taxes	3,053	461
Stock compensation expense	8,573	6,498
Gain from asset disposals	(202)	(61)
Other, net	179	87
Changes in operating accounts (using) providing cash, net of acquisitions:
Trade receivables	(2,467)	(11,230)
Inventories	10,053	(6,572)
Accounts payable	(5,841)	2,445
Accrued liabilities	2,195	476
Lease liabilities	(3,775)	(3,468)
Income taxes	2,071	(4,807)
Other, net	147	(1,229)
Net cash provided by operating activities	144,327	111,096
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant, and equipment	(58,239)	(41,096)
Acquisitions	(167,108)	(87,400)
Proceeds from asset disposals	1,248	544
Net cash used in investing activities	(224,099)	(127,952)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(15,665)	(14,635)
ESPP shares issued	3,040	2,658
Shares surrendered for payroll taxes	(3,028)	(2,541)
Shares repurchased	—	(20,676)
Payments for debt issuance costs	(764)	—
Payments on senior secured revolving loan	(75,000)	(60,000)
Borrowings on senior secured revolving loan	170,000	110,000
Net cash provided by (used in) financing activities	78,583	14,806
NET DECREASE IN CASH AND CASH EQUIVALENTS	(1,189)	(2,050)
CASH AND CASH EQUIVALENTS - beginning of year	5,103	7,153
CASH AND CASH EQUIVALENTS - end of year	$3,914	$5,103
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION-
Cash paid during the year for income taxes, net of refunds	$22,685	$34,386
Cash paid for interest	13,650	5,785
Noncash investing activities - Capital expenditures in accounts payable	2,536	1,841

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Water Treatment	Food and Health Sciences	Industrial Solutions	Total
Fiscal Year Ended March 29, 2026:
Sales	$543,303	$320,700	$219,693	$1,083,696
Cost of sales - materials	(327,821)	(233,960)	(174,415)	(736,196)
Cost of sales - operational overhead	(70,529)	(19,408)	(12,508)	(102,445)
Gross profit	144,953	67,332	32,770	245,055
Selling, general, and administrative expenses	(76,865)	(32,981)	(13,916)	(123,762)
Operating income	$68,088	$34,351	$18,854	$121,293

Fiscal Year Ended March 30, 2025:
Sales	$446,489	$322,560	$205,382	$974,431
Cost of sales - materials	(259,722)	(231,621)	(160,199)	(651,542)
Cost of sales - operational overhead	(64,934)	(19,021)	(13,396)	(97,351)
Gross profit	121,833	71,918	31,787	225,538
Selling, general, and administrative expenses	(62,287)	(30,720)	(13,357)	(106,364)
Operating income	$59,546	$41,198	$18,430	$119,174

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “estimate,” “can,” “could,” “expect,” “intend,” “plan,” “may,” “predict,” “should,” ”would,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, changes in product supplies, the availability of target acquisitions, and changes in interest rates. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2025, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com